Exhibit 10.1

August 24, 2015

David Watza

4971 Birdie Lane

Ann Arbor, MI 48103

Dear Dave:

Congratulations! I am very pleased to offer you the position of Senior Vice President, Chief Financial Officer for Perceptron, Inc. (the “Company”), in Plymouth, Michigan. In this role you will report to Jeffrey Armstrong, Chief Executive Officer and shall serve at the pleasure of the Company as an at will employee. You will be expected to devote your full business time and attention to the performance of your duties to the Company.

We will work together to establish a mutually acceptable start date.

A significant portion of the annual compensation of executives will vary with annual business performance and each individual’s contribution to that performance.

Information regarding your compensation and benefits follows:

•	Base Salary: Your starting base salary will be at the rate of $260,000 per annum, which will be reviewed annually and is subject to change from time to time at the sole discretion of the Board’s Management Development, Compensation and Stock Option Committee (the “Compensation Committee”) based on your performance and contributions to the success of the company.

•	Signing Bonus: Perceptron will provide you with a $25,000 signing bonus. This bonus will be paid in one lump sum in a separate check on the first regularly scheduled pay date of January 2016. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you voluntarily leave Perceptron within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire signing bonus.

•	Incentive Compensation: As an officer of the company, you will be eligible to participate in the executive incentive compensation program which is made up of both short term and long term incentive components. You will be eligible to participate in the Fiscal 2016 Incentive Plans, prorated based upon your date of hire.

-	Your potential award under the annual short term incentive program will be targeted at 40% of your annual salary. As with all variable compensation programs, actual incentive awards will be determined based upon a variety of company and personal performance factors. Provisions of the plan will change from year-to-year based upon business forecasts and objectives. Performance targets will be set in consultation with you at the beginning of each fiscal cycle and it is intended that they will be set at levels believed by the Board and the Compensation Committee to be achievable.

-	Your potential annual award under the executive long term incentive program will be targeted at 25% of your annual salary rate. Provisions of the long term incentive plan will change from year-to-year based upon business forecasts and objectives. Awards may be a blend of stock options and/or restricted shares.

Dave Watza

August 24, 2015

•	Car Allowance: You will be eligible for a monthly car allowance of $600.00, in accordance with the Company car policy.

•	Stock Options: You will be granted a non-qualified stock option to purchase 30,000 shares of the Company’s Common Stock, under the 2004 Stock Incentive Plan, as amended, at an exercise price equal to the final reported sales price of the Company’s common stock on the grant date which will be the first trading day of the month following your first day of work. The option will vest one-third annually on the anniversary of the grant date, if you continue to be employed by the Company as Senior Vice President, Chief Financial Officer on those dates.

Perceptron offers excellent benefits for our Executives:

Executive life insurance in the amount of $500,000 with the beneficiary of your choice at no cost to you. You will have the option to purchase additional life insurance for you and your dependents.

Executive Disability income protection is provided at no cost to you. This benefit provides income replacement of 75% to you and your family in the event of an illness or disability.

You may choose to participate in a 401(k) investment plan in which the Company from time to time has provided a partial match of your investment. Although not guaranteed, the average match for the past several years has been 50% of your contributions up to the federal maximum, including catch up contributions after the age of 50. Your eligibility begins on the first day of the calendar quarter following three months from your date of hire.

Employer-sponsored group health, dental, and vision care insurance plans are all available to you. Insurance costs are shared between Perceptron and the Team Member. Your eligibility begins the 1st of the month following your date of hire. If you participate in the company Wellness program and complete all the requirements within the eligibility period, you will be eligible for our enhanced level of benefit coverage. Note: the company will reimburse the cost of up to one month of COBRA coverage, if needed, with your prior employer should that be needed for you and your family as you begin your employment with Perceptron.

An Employee Stock Purchase Program. Your eligibility begins on the first January or July enrollment date following six months of service.

An Employee Wellness program with an enhanced level of medical benefits tied to participation and compliance with the program requirements.

An Employee Assistance Plan

Paid Time Off: You will be entitled to four weeks of vacation per calendar year, in accordance with the Company’s vacation policy. In addition, we offer 10 company paid holidays and unlimited personal days for you to use as needed for illness, emergencies and other personal matters.

Dave Watza

August 24, 2015

The employee benefits available to the Company’s officers, and so to you, may be changed from time to time to provide greater or lesser coverage at the sole discretion of the Board of Directors or the Compensation Committee. However, you will at all times be offered benefits that are comparable to those offered to other officers of the Company.

Your employment will be subject to the terms set forth in a Severance Agreement between the Company and you, the form of which will be provided to you. The terms and conditions of your employment will be governed by the law of the State of Michigan.

Dave, we are confident that you will make a significant contribution to Perceptron and will find this position to be both fulfilling and enjoyable. We look forward to having you join our team!

This offer expires on August 31st, and is contingent upon your signing of Perceptron’s standard agreements covering stock options, non-compete, proprietary information, inventions, business conduct and ethics, the forms of which will be provided to you.

Please indicate your acceptance by signing in the space provided below.

Yours truly,

Margee Kaczmarek Nelson
Vice President, Global Human Resources

I accept this employment offer. I understand that Perceptron is an at-will employer and that no terms of this offer express or imply that employment is for any specified period of time. I further understand that Perceptron, Inc., in its sole discretion, reserves the right to make changes to employee compensation, benefits, practices and/or policies subject to the obligations under the Severance Agreement.

/s/ David Watza	September 4, 2015
David Watza	Date